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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)


                                                                 FOR THE YEARS ENDED AUGUST 31,
                                                                 ------------------------------
                                                                  1994        1995       1996
                                                                 -------     ------     -------
Income (loss) before provision for income taxes per income
  statement....................................................  $(1,511)    $5,919     $11,155
Add
  Portion of rents representative of the interest
     factor(1).................................................       28         82         112
  Interest on indebtedness(2)..................................      129        655       1,283
                                                                 -------     ------     -------
          Income as adjusted...................................  $(1,354)    $6,656     $12,550
                                                                 =======     ======     =======
Fixed charges
  Interest on indebtedness(2)..................................  $   129     $  655     $ 1,283
  Pro forma interest on senior subordinated notes..............       --         --       5,200
  Prepaid commitment fees......................................       50        129         216
  Portion of rents representative of the interest
     factor(1).................................................       28         82         112
                                                                 -------     ------     -------
     Fixed charges.............................................  $   207     $  866     $ 6,811
                                                                 -------     ------     -------
Ratio of earnings to fixed charges.............................       NM       7.69         184
                                                                 =======     ======     =======
(1) Total rents................................................  $    85     $  249     $   338
    Multiplied by  1/3.........................................     0.33       0.33        0.33
                                                                 -------     ------     -------
    Portion of rents representative of the interest factor.....  $    28     $   82     $   112
                                                                 =======     ======     =======
(2) Based on total interest expense.


NM = NOT MEANINGFUL